CUMBERLAND PHARMACEUTICALS REPORTS
14% REVENUE GROWTH IN THE SECOND QUARTER
NASHVILLE, TN (Wednesday, August 14, 2019) - Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company focused on hospital acute care and gastroenterology today announced second quarter 2019 financial results with net revenues of $11.6 million, up 14% over the prior year quarter. Year-to-date net revenues were $23.5 million, up 25% from the prior year period. While the GAAP net loss for the second quarter was $(0.5) million, or $(0.04) per share, the Adjusted Earnings for the quarter were $1.6 million or $0.10 per diluted share. As of June 30, 2019, Cumberland had $108 million in total assets, including approximately $30 million in cash and marketable securities.
QUARTER HIGHLIGHTS:

•	Continued a company-wide strategic review of products, partners, and organization

•	Increased sales team and national territories to improve support for acute-care key brands Caldolor®, Vibativ® and Vaprisol®

•	Finalized Vibativ agreements with Hikma Pharmaceuticals LLC for the Middle East, R. Pharma LLC for Russia and the CIS, and Dr. Reddy’s Laboratories Ltd for India

•
Provided the U.S Food and Drug Administration (FDA) with additional data in support of approval submission for a new line of methotrexate products designed for the treatment of patients with arthritis and psoriasis

•	Completed a submission to the FDA in support of an update to our Caldolor approval that included new geriatric, shortened infusion, pediatric, and safety data
"We continued to make progress in the second quarter towards our goal of building a company that offers long-term, sustainable growth." said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals.  "We remain in a strong financial position with a solid balance sheet and positive cash flow from operations. The momentum we’ve generated during the first half of this year has put us on a path for a very strong second half, and we remain optimistic that 2019 will be a standout year for Cumberland."
KEY DEVELOPMENTS:
Methotrexate
In January 2019, the Company received notification from the FDA that the new drug application (NDA) for our new line of methotrexate products is complete and acceptable for filing. Furthermore, the FDA has set September 2019 as the Prescription Drug User Fee (PDUFA) action date for an approval decision.

In November 2018, we submitted the NDA for approval from the FDA. These products are designed to treat adult and pediatric patients with rheumatoid arthritis, as well as adults with psoriasis. During 2019, we provided additional data to the FDA to address a number of requests arising from their review of our NDA.

Caldolor
In January 2019, the FDA approved the application for Cumberland’s next generation Caldolor product, featuring a new, patented formulation in a more convenient to use package. In April 2019, the Company began initial shipments of the product to select customers. A full launch of this next generation product is planned for late 2019.
In addition, we completed a submission to the FDA in support of an update to our Caldolor approval that included new geriatric, shortened infusion, pediatric, and safety data. Aiming to further expand the product’s label, we provided important data generated from our clinical studies regarding an optimal infusion time, additional safety information, as well as geriatric and pediatric administration. The revised label will also include a class label update on the use of NSAIDs with aspirin.
Meanwhile, we completed enrollment in our study of Caldolor in newborns with ages ranging from birth to six months of age. Once the gathering and evaluation of the study data is complete, we will provide top line results from this trial.

Cumberland Strategic Review
On March 29, 2019, we announced that we had initiated a strategic review of our brands, capabilities and international partners. This review followed our accelerated business development initiative, which delivered a series of transactions. Because of that progress, we felt that it was prudent to take a fresh look at our portfolio, partners, and organization to ensure we have the proper focus and capabilities. As a result:

•
We executed a License and Distribution agreement with HongKong WinHealth Pharma Group Co. Limited (WinHealth) for our Caldolor and Acetadote brands in China and Hong Kong. We anticipate WinHealth will provide $2 million in milestone payments and up to an estimated $290 million in revenue contribution over a ten - year period for supplies of the products following their registration in China.

•
We also entered into a Strategic Alliance agreement with WinHealth to explore future business opportunities that will further the mission and goals of each organization. Founded in Hangzhou, China and currently headquartered in Hong Kong, WinHealth has developed a wide breadth of capabilities including drug licensing, product development and registration, and has established a strong network of distribution and sales promotional capabilities for the Chinese market. Further, WinHealth has established partnerships with international companies that include Boehringer-Ingelheim, Janssen, Novartis, Pfizer, and Roche, generating approximately $330 million in annual sales in 2018.

•
In addition, WinHealth entered into an agreement with Cumberland Emerging Technologies (CET) to make a $1 million investment through the purchase of shares of CET stock. As part of that agreement, WinHealth obtained a Board position at CET and the first opportunity to license CET products for the Chinese market.

•
We completed the assignment and amendment of a Commercialization Agreement with Hikma Pharmaceuticals LLC (Hikma) to register and distribute Vibativ in a number of countries throughout the Middle East. Hikma is a multinational pharmaceutical company currently headquartered in London, United Kingdom. Originally founded in Amman, Jordan the company now has market representation throughout the world, with a particular focus in the Middle East and North African regions. Hikma develops, manufactures, and markets a broad range of branded and non-branded generic medicines, generating over $2 billion in gross sales during 2018.

•
We also completed the assignment and amendment of a Commercialization Agreement with R-Pharma JSC (R Pharma) associated with ongoing distribution of Vibativ in Russia and a number of adjacent countries in Eastern Europe. R-Pharma is one of the leading multinational pharmaceutical organizations based in Russia. Headquartered in Moscow and focusing in a wide breadth of therapeutic areas in the specialty and hospital care markets, R-Pharma generated over $1.6 billion in revenues in 2018.

•
Cumberland also completed the assignment and amendment of a Commercialization Agreement with Dr. Reddy’s Laboratories Limited (Dr. Reddy’s) for the registration and distribution of Vibativ in India. Dr. Reddy's is a multinational pharmaceutical company based in Hyderabad, India. The company currently markets over 190 medications through their commercial operations in over 35 countries. Combined with their extensive network of manufacturing capabilities, Dr. Reddy’s generated over $2.2B in sales during their 2018 - 2019 fiscal year.

•
In addition, we also signed a new License and Distribution agreement with DB Pharm Korea Co., Ltd. (DB Pharm) for Vibativ in South Korea. DB Pharm is also currently distributing our Caldolor product in that market.

•
Our hospital product efforts will now be focused on our three key acute care products - Caldolor, Vibativ, and Vaprisol. In order to support this acute care business, we have completed the expansion of our hospital sales division, as well as our field-based medical science team.

•	Lastly, we also concluded the License and Distribution agreement with Teligent Inc. for Caldolor in Canada.
FINANCIAL RESULTS:
Net Revenue: For the three months ended June 30, 2019, net revenues were $11.6 million, up 14% from $10.2 million the prior year period.
Net revenue by product for the three months ended June 30, 2019, included $3.5 million for Kristalose® and $2.6 million for Vibativ®. Net revenue for the Company’s other brands included $2.0 million for Ethyol®, $1.1 million for Caldolor®, $1.0 million for Acetadote® (including the brand and Company's Authorized Generic), and $0.8 million for our other brands.
For the six months ended June 30, 2019, net revenues were $23.5 million, up 25% from $18.8 million for the six months ended June 30, 2018.
Operating Expenses: Total operating expenses for the three months ended June 30, 2019 were $12.2 million, compared to $11.0 million during the prior year period. The primary drivers of this increase were the increase in sales, new cost of goods, and amortization expenses associated with the addition of Vibativ.
Total operating expenses for the first six months of 2019 were $24.3 million compared to $22.1 million for 2018.

Earnings: Net income (loss) for the second quarter 2019 was $(0.5) million or $(0.04) a share, compared to $(0.7) million or $(0.05) a share for the prior year period.
Adjusted Earnings for the second quarter were $1.6 million or $0.10 per diluted share, up from $0.2 million or $0.01 per diluted share for the prior year period. The definition and reconciliation of Adjusted Earnings to net income (loss) is provided in this release.
Balance Sheet: At June 30, 2019, Cumberland had $30.4 million in cash and marketable securities, including approximately $21.0 million in cash and equivalents. Total assets at June 30, 2019 were $107.5 million. Total liabilities were $53.9 million, including $20.0 million outstanding on the Company's revolving line of credit, resulting in Total shareholder's equity of $54.1 million.
Cumberland also has approximately $44 million in tax net operating loss carryforwards, resulting from the prior exercise of stock options.
Conference Call and Webcast
A conference call and live Internet webcast will be held on Wednesday, August 14, 2019 at 4:30 p.m. Eastern Time to discuss the Company's second quarter 2019 financial results. To participate in the call, please dial 877-303-1298 (for U.S. callers) or 253-237-1032 (for international callers). A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 855-859-2056 (for U.S. callers) or 404-537-3406 (for international callers). The Conference ID for the rebroadcast is 3198706. The live webcast and rebroadcast can be accessed via Cumberland's website at
http://investor.shareholder.com/cpix/events.cfm.

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the delivery of high-quality prescription brands to improve patient care. The Company develops, acquires and commercializes brands for the hospital acute care and gastroenterology market segments. These medical specialties are categorized by relatively concentrated prescriber bases that the Company believes can be penetrated effectively by small, targeted sales forces.
The Company’s portfolio of FDA approved brands includes:

•	Acetadote® (acetylcysteine) Injection, for the treatment of acetaminophen poisoning;

•	Caldolor® (ibuprofen) Injection, for the treatment of pain and fever;

•	Kristalose® (lactulose) for Oral Solution, a prescription laxative, for the treatment of chronic and acute constipation;

•	Omeclamox®-Pak, (omeprazole, clarithromycin, amoxicillin) for the treatment of Helicobacter pylori (H. pylori) infection and related duodenal ulcer disease;

•	Vaprisol® (conivaptan) Injection, to raise serum sodium levels in hospitalized patients with euvolemic and hypervolemic hyponatremia;

•
Ethyol® (amifostine) Injection, for the reduction of xerostomia (dry mouth) in patients undergoing post-operative radiation treatment for head and neck cancer and the renal toxicity associated with the administration of cisplatin in patients with advanced ovarian cancer;

•
Totect® (dexrazoxane hydrochloride) Injection, for emergency oncology intervention, to treat the toxic effects of anthracycline chemotherapy in case of extravasation (drug leakage from the bloodstream into the tissues); and

•
Vibativ® (telavancin) Injection, for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia, as well as complicated skin and skin structure infections.

Cumberland’s pipeline of product candidates includes:

•	Hepatoren® (ifetroban) Injection, a Phase II candidate for the treatment of critically ill patients suffering from liver and kidney failure associated with hepatorenal syndrome (“HRS”);

•	Boxaban® (ifetroban) Oral Capsules, a Phase II candidate for the treatment of asthma patients with aspirin-exacerbated respiratory disease ("AERD");

•	Vasculan® (ifetroban) Oral Capsules, a Phase II candidate for the treatment of patients with the systemic sclerosis (SSc) form of autoimmune disease;

•	Portaban® (ifetroban) Injection and Oral Capsules, a Phase II candidate for the treatment of patients with portal hypertension associated with liver disease; and

•	RediTrexTM (methotrexate) Injection, an approval submission candidate for the treatment of active rheumatoid, juvenile idiopathic and severe psoriatic arthritis, as well as severe disabling psoriasis.
For more information on Cumberland’s approved products, including full prescribing and safety information, please visit the individual product websites, links to which can be found on the Company’s website www.cumberlandpharma.com.

About Acetadote® (acetylcysteine) Injection
Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. For full prescribing and safety information, visit www.acetadote.com.
About Caldolor® (ibuprofen) Injection
Caldolor is indicated in adults and pediatric patients for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with a history of asthma or other allergic type reactions after taking aspirin or other NSAIDs.
Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. For full prescribing and safety information, including boxed warning, visit www.caldolor.com.
About Kristalose® (lactulose) Oral Solution
Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing and safety information, visit www.kristalose.com.

About Omeclamox®-Pak (omeprazole, clarithromycin, amoxicillin)
Omeprazole is an antisecretory drug, which works by decreasing the amount of acid the stomach produces. Clarithromycin and amoxicillin are antibacterial drugs, which inhibit the growth of bacteria allowing the stomach lining to heal. Omeclamox-Pak is contraindicated in patients with a history of hypersensitivity to omeprazole, any macrolide antibiotic or penicillin. For full prescribing and safety information, visit www.omeclamox.com.
About Vaprisol® (conivaptan hydrochloride) Injection
Vaprisol is an intravenous treatment for hyponatremia used in the critical care setting. Hyponatremia is an electrolyte disturbance in which sodium ion concentration in blood plasma is lower than normal. This can be associated with a variety of critical care conditions including congestive heart failure, liver failure, kidney failure and pneumonia. The product is a vasopressin receptor antagonist that raises serum sodium levels and promotes free water secretion. Vaprisol is contraindicated in patients with hypovolemic hyponatremia. The coadministration of Vaprisol with potent CYP3A inhibitors, such as ketoconazole, itraconazole, clarithromycin, ritonavir, and indinavir, is contraindicated. For full prescribing and safety information, including boxed warning, visit www.vaprisol.com.
About Ethyol® (amifostine) Injection
Ethyol is indicated to reduce the cumulative renal toxicity associated with repeated administration of cisplatin in patients with advanced ovarian cancer. It is indicated to reduce the incidence of moderate to severe xerostomia in patients undergoing post-operative radiation treatment for head and neck cancer, where the radiation port includes a substantial portion of the parotid glands. Ethyol is contraindicated in patients with known hypersensitivity to aminothiol compounds. For more information please visit www.ethyol.com.
About Totect® (dexrazoxane) Injection
Totect is an anthracycline extravasation agent approved by the FDA. Anthracyclines are used to treat many types of cancer and are among the most common cancer therapies.
Anthracycline extravasation occurs when there is accidental leaking of the intravenously-administered medication into the surrounding tissues. Anthracycline extravasation can result in serious complications for cancer patients including tissue necrosis with skin ulceration. In addition to tissue damage, an anthracycline extravasation may cause damage to the nerves, tendons, muscle, and joints. For more information please visit www.totect.com.
About Vibativ® (telavancin) for Injection
Vibativ is a patented, FDA approved injectable anti-infective for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia and complicated skin and skin structure infections. It addresses a range of Gram-positive bacterial pathogens, including those that are considered difficult-to-treat and multidrug-resistant. Intravenous unfractionated heparin sodium is contraindicated with Vibativ administration due to artificially prolonged activated partial thromboplastin time (aPTT) test results for up to 18 hours after Vibativ administration.Vibativ is contraindicated in patients with a known hypersensitivity to telavancin. For more information please visit www.vibativ.com.
About Cumberland Emerging Technologies (CET)
Cumberland Emerging Technologies, Inc. (www.cet-fund.com) is a joint initiative between Cumberland Pharmaceuticals Inc., Vanderbilt University, LaunchTN, and WinHealth. The mission of CET is to advance biomedical technologies and products conceived at Vanderbilt University and other regional research centers towards the marketplace.
CET helps manage the development and commercialization process for select projects, and provides expertise on intellectual property, regulatory, manufacturing and marketing issues that are critical to successful new biomedical products. CET's Life Sciences Center provides laboratory space, equipment and infrastructure for CET’s activities and other early-stage life sciences ventures.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws, which are subject to certain risks and reflect Cumberland's current views on future events based on what it believes are reasonable assumptions. These forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from them. Some important factors which may cause results to differ from expectations include: market conditions, competition, an inability of manufacturers to supply Cumberland's products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers including quality control obligations, maintaining an effective sales and marketing infrastructure, availability of additional debt and equity capital required to finance the business, market conditions at the time additional capital is required, our ability to continue to acquire brands, product sales, management of our growth and integration of our acquisitions, as well as other risks discussed in the “Risk Factors” section of the Company's most recent Annual Report on Form 10-K, and other filings with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

Investor Contact:	Media Contact:
Erin Gull	Jeff Bradford
Corporate Relations	the Bradford Group
(615) 255-0068	(615) 515-4880

SOURCE: Cumberland Pharmaceuticals Inc.

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CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$20,951,180	$27,938,960
Marketable securities	9,479,686	8,290,679
Accounts receivable, net	8,427,278	7,844,249
Inventories, net	10,648,859	12,078,343
Prepaid and other current assets	2,425,354	2,963,806
Total current assets	51,932,357	59,116,037
Non-current inventories	15,840,962	15,749,000
Property and equipment, net	737,238	771,213
Intangible assets, net	32,044,234	33,655,099
Goodwill	882,000	784,000
Deferred tax assets, net	43,605	87,210
Other assets	6,065,828	2,531,309
Total assets	$107,546,224	$112,693,868
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9,539,981	$11,093,297
Other current liabilities	12,777,148	16,710,927
Total current liabilities	22,317,129	27,804,224
Revolving line of credit	20,000,000	20,000,000
Other long-term liabilities	11,540,378	9,319,143
Total liabilities	53,857,507	57,123,367
Commitments and contingencies
Equity:
Shareholders’ equity:
Common stock—no par value; 100,000,000 shares authorized; 15,471,070 and 15,481,497 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	49,938,254	51,098,613
Retained earnings	4,122,769	4,746,154
Total shareholders’ equity	54,061,023	55,844,767
Noncontrolling interests	(372,306)	(274,266)
Total equity	53,688,717	55,570,501
Total liabilities and equity	$107,546,224	$112,693,868

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (loss)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net revenues	$11,580,600	$10,163,724	$23,483,347	$18,751,329
Costs and expenses:
Cost of products sold	2,012,196	1,523,319	4,011,932	3,051,280
Selling and marketing	5,153,129	5,076,250	10,273,634	9,746,761
Research and development	1,458,366	1,450,390	2,725,967	3,325,329
General and administrative	2,528,916	2,334,223	5,198,972	4,664,504
Amortization	1,029,708	648,520	2,051,353	1,284,655
Total costs and expenses	12,182,315	11,032,702	24,261,858	22,072,529
Operating income (loss)	(601,715)	(868,978)	(778,511)	(3,321,200)
Interest income	130,565	149,706	246,426	232,200
Interest expense	(91,200)	(22,019)	(152,111)	(40,321)
Income (loss) before income taxes	(562,350)	(741,291)	(684,196)	(3,129,321)
Income tax (expense) benefit	(4,462)	(4,159)	76,966	(8,318)
Net income (loss)	(566,812)	(745,450)	(607,230)	(3,137,639)
Net (income) loss at subsidiary attributable to noncontrolling interests	17,305	24,762	(16,155)	37,712
Net income (loss) attributable to common shareholders	$(549,507)	$(720,688)	$(623,385)	$(3,099,927)
Earnings (loss) per share attributable to common shareholders
- basic	$(0.04)	$(0.05)	$(0.04)	$(0.20)
- diluted	$(0.04)	$(0.05)	$(0.04)	$(0.20)
Weighted-average shares outstanding
- basic	15,523,628	15,674,954	15,497,989	15,682,348
- diluted	15,523,628	15,674,954	15,497,989	15,682,348

Comprehensive income (loss) attributable to common shareholders	(549,507)	(720,688)	(623,385)	(3,099,927)
Net (income) loss at subsidiary attributable to noncontrolling interests	17,305	24,762	(16,155)	37,712
Total Comprehensive income (loss)	$(566,812)	$(745,450)	$(607,230)	$(3,137,639)

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(607,230)	$(3,137,639)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	2,174,397	1,394,728
Deferred tax expense	43,605	—
Share-based compensation	760,982	665,309
(Decrease) increase in non-cash contingent consideration	(321,894)	—
Noncash interest expense	28,111	33,730
Noncash investment gains	(125,804)	(118,188)
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	(583,029)	2,589,017
Inventories	1,429,484	(607,653)
Other current assets and other assets	141,577	804,729
Accounts payable and other current liabilities	(1,132,333)	(730,760)
Other long-term liabilities	(342,940)	136,402
Net cash provided by operating activities	1,464,926	1,029,675
Cash flows from investing activities:
Additions to property and equipment	(89,070)	(131,684)
Purchases of marketable securities	(9,627,191)	(16,916,890)
Proceeds from sale of marketable securities	8,563,988	6,904,205
Cash paid for acquisitions	(5,000,000)	—
Additions to intangibles	(395,005)	(593,121)
Net cash used in investing activities	(6,547,278)	(10,737,490)
Cash flows from financing activities:
Borrowings on line of credit	36,000,000	24,000,000
Repayments on line of credit	(36,000,000)	(21,800,000)
Sales of shares of common stock, net of offering costs	—	200,909
Payments of deferred offering costs	—	(248,108)
Cash payment of contingent consideration	(684,738)	—
Repurchase of common shares	(1,220,690)	(1,951,199)
Net cash provided by (used in) financing activities	(1,905,428)	201,602
Net decrease in cash and cash equivalents	(6,987,780)	(9,506,213)
Cash and cash equivalents at beginning of period	27,938,960	45,412,868
Cash and cash equivalents at end of period	$20,951,180	$35,906,655

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Reconciliation of Net Income (loss) Attributable to Common Shareholders to Adjusted Earnings (loss) and Adjusted Diluted Earnings (loss) Per Share
(Unaudited)

	Three months ended June 30, 2019		Three months ended June 30, 2018
	2019	2019	2018	2018

	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$(549,507)	$(0.03)	$(720,688)	$(0.04)
Less: Net (income) loss at subsidiary attributable to noncontrolling interests	17,305	—	24,762	—
Net income (loss)	(566,812)	(0.04)	(745,450)	(0.05)
Adjustments to net income (loss)
Income tax expense (benefit)	4,462	—	4,159	—
Depreciation and amortization	1,098,151	0.07	701,737	0.04
Share-based compensation (a)	396,548	0.03	326,100	0.02
Impact of Vibativ cost of product sold (b)	684,601	0.04	—	—
Interest income	(130,565)	(0.01)	(149,706)	(0.01)
Interest expense	91,200	0.01	22,019	—
Adjusted Earnings (loss) and Adjusted Diluted Earnings (loss) Per Share	$1,577,585	$0.10	$158,859	$0.01

Diluted weighted-average common shares outstanding:		15,860,561		16,026,088

	Six months ended June 30, 2019		Six months ended June 30, 2018
	2019	2019	2018	2018

	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$(623,385)	$(0.04)	$(3,099,927)	$(0.19)
Less: Net (income) loss at subsidiary attributable to noncontrolling interests	(16,155)	—	37,712	—
Net income (loss)	(607,230)	(0.04)	(3,137,639)	(0.20)
Adjustments to net income (loss)
Income tax expense (benefit)	(76,966)	—	8,318	—
Depreciation and amortization	2,174,397	0.14	1,394,728	0.09
Share-based compensation (a)	760,982	0.05	665,309	0.04
Impact of Vibativ cost of product sold (b)	1,236,095	0.08	—	—
Interest income	(246,426)	(0.02)	(232,200)	(0.01)
Interest expense	152,111	0.01	40,321	—
Adjusted Earnings (loss) and Adjusted Diluted Earnings (loss) Per Share	$3,392,963	$0.22	$(1,261,163)	$(0.08)

Diluted weighted-average common shares outstanding:		15,875,765		15,682,348

The Company provided the above adjusted supplemental financial performance measures, which are considered "non-GAAP" financial measures under applicable SEC rules and regulations. These financial measures should be considered supplemental to, and not as a substitute for, financial information prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). The definition of these supplemental measures may differ from similarly titled measures used by others.
Because these supplemental financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the supplemental financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.
Cumberland's management believes these supplemental financial performance measures are important as they are used by management, along with financial measures in accordance with GAAP, to evaluate the Company's operating performance. In addition, Cumberland believes that they will be used by certain investors to measure the Company's operating results. Management believes that presenting these supplemental measures provides useful information about the Company's underlying performance across reporting periods on a consistent basis by excluding items that Cumberland does not believe are indicative of its core business performance or reflect long-term strategic activities. Certain of these items are not settled through cash payments and include: depreciation, amortization, share-based compensation expense and income taxes. Cumberland utilizes its net operating loss carryforwards to pay minimal income taxes. In addition, the use of these financial measures provides greater transparency to investors of supplemental information used by management in its financial and operational decision-making, including the evaluation of the Company's operating performance.

The Company defines these supplemental financial measures as follows:

•
Adjusted Earnings (loss): net income (loss) adjusted for the impact of income taxes, depreciation and amortization expense, share-based compensation, Vibativ cost of product sold and interest income and interest expense.

(a) Represents the share-based compensation of Cumberland.

(b) Represents the non-cash impact of the Vibativ cost of products sold. Cumberland has elected to add these costs back in the calculation of adjusted earnings as all the Vibativ inventory was transferred to Cumberland as part of the transaction with Theravance at no additional cost to the consideration agreed for the product acquisition.

•	Adjusted Diluted Earnings (loss) Per Share: Adjusted Earnings (loss) divided by diluted weighted-average common shares outstanding.